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Exhibit 99.1

PRESS RELEASE

aaiPHARMA INC. ANNOUNCES FOURTH QUARTER, 2000
RESULTS AND SPECIALTY PHARMA ACCOMPLISHMENTS

HIGHLIGHTS OF THE YEAR: * POSITIVE EARNINGS FROM OPERATIONS
COMPARED TO A LOSS FROM OPERATIONS IN 1999 * $27 MILLION POSITIVE SWING IN CASH FLOW FROM OPERATIONS * $12 MILLION REDUCTION OF SHORT AND LONG-TERM DEBT * CONTINUED SIGNIFICANT INVESTMENT IN R&D * RESEARCH REVENUES UP 7%

WILMINGTON, N.C., Feb. 5 /PRNewswire/ -- aaiPharma Inc. (Nasdaq: AAII - news), today announced its financial results for the fourth quarter and year ended December 31, 2000.

Financial Review

The Company reported fourth quarter total revenues of $27.1 million as compared to $31.7 million in the fourth quarter of 1999. Research revenues in the fourth quarter were comparable to the 1999 period. Although product sales were down, the fourth quarter product sales of $3.8 million were the second highest quarterly total over the past two years, only exceeded by the fourth quarter of 1999, which included $7 million of product sales representing a pipeline fill for the successful product launch of azathioprine. Total revenues for the year 2000 were $104.2 million, two percent ahead of 1999. Research revenues of $84.5 million for the year were seven percent greater than the 1999 period. Product sales were lower due to the azathioprine pipeline fill in the 1999 fourth quarter.

In the fourth quarter of 2000, aaiPharma implemented the Securities and Exchange Commission's new guidelines regarding revenue recognition (SAB 101), which require certain revenues to be deferred and recognized in future periods. As a result of the adoption of SAB 101, certain revenues recognized in prior periods are required to be deferred and are being amortized into revenue over the terms of the relevant agreements or as the ongoing services are performed. For the year 2000, aaiPharma recorded a charge of $1.5 million ($1.0 million after tax), or a loss of ($.05) per share for the cumulative effect of this change in accounting principle.

The adoption of SAB 101 impacted fourth quarter results by a negative ($.07), resulting in a reported loss per share of ($.08), compared to last year's earnings per share of $.02. Earnings per share before cumulative effect of accounting change for the year 2000 were $.03 compared to a loss per share of ($.46) in 1999. On a pro forma basis, excluding the impact of SAB 101, earnings per share for 2000 would have been $.06.


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The Company noted that it experienced gross margin enhancement on research revenues for the fourth quarter and year of three and seven percentage points, respectively, over the prior year periods.

Selling, general and administrative expenses increased by about five percent in 2000 due to strengthening of the management team and costs associated with the early stages of the Company's direct pharmaceutical sales effort.

Cash flow from operations for 2000 was a strong $14.7 million, compared to cash used in 1999 of $12.7 million, a net improvement of $27.4 million. This change primarily resulted from positive working capital management, with accounts receivable and work-in-progress balances lower by over $6.9 million. As a result, short-term and long-term debt balances were reduced during the year by almost $12 million.

Dr. Fred Sancilio, Chairman and Chief Executive Officer, said, "In terms of long-term positioning we believe 2000 was a very good year for the Company and its future. We executed our strategy and generated enough cash from our operations to support substantial growth in our R&D program, pay down debt, reduce DSOs and strengthen the balance sheet, all without shareholder dilution."

"We are proud of the fact that we are an early-stage specialty pharmaceutical company that is able to generate its own research funding, without diluting its shareholders. We are unique in having a positive burn rate; that is, we generate cash rather than use cash while conducting a serious amount of R&D. This R&D in turn is creating new intellectual property for use in building a future revenue stream, future royalty opportunities and novel technologies, and consequently long-term shareholder value. During the year we incurred over $12 million of research expense," Dr. Sancilio continued.

Mr. Bill Ginna, aaiPharma's Chief Financial Officer, stated that "Our Company's game plan is to make strategic investments in pharmaceutical research that generate long-term financial benefit to the Company. These investments are building additional value in several already-marketed products that may result in substantial income in upcoming years. We also successfully reduced short and long-term debt from $29.3 million at the end of 1999 to $17.4 million at year-end. At the same time, we lowered our days sales outstanding in trade accounts receivable by more than 30 days from the end of 1999, to a level of 61 days at year-end. The Company generated nearly $15 million in positive operating cash flow and still funded significant R&D. I am comfortable in saying that our balance sheet is much stronger today than it has been, and I believe that trend will continue in 2001."

Dr. Sancilio continued, "The Company advanced its research efforts during the quarter and year. During the fourth quarter, intellectual property was generated that resulted, thus far, in six 2001 patent filings surrounding a major branded product. Additionally, progress was made in advancing our intellectual property around Proton Pump Inhibitors (PPIs), much of which will become public when the patents publish in the early part of


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this year. In a third product area, aaiPharma has received 'notices of allowance' on another two patents, which are expected to issue shortly. With the publication of several of our patent filings in the first half of the year, the financial community will have an opportunity to assess the magnitude of impact they might have on our Company."

Progress toward Long-Term Growth Objectives

"I am very excited about the progress we were able to make in 2000," said Dr. Sancilio. "We were able to continue our significant R&D investment, complete two more important technology-based licenses with major pharmaceutical companies in addition to the 1999 development and license agreement with AstraZeneca concerning PPIs, and successfully complete the Phase II clinicals on our ProSorb-D product, all while increasing our cash flow from operations by $27 million over 1999. In addition, we broadened our technology platform by in-licensing novel delivery system technologies and by filing fourteen new patent applications in 2000 and six additional patents in the first month of 2001. The combination of this significant improvement of the Company's intellectual property position with the addition of three strong operating unit presidents puts aaiPharma in a strong position to address our growth strategy and achieve our long-term growth objective towards becoming a unique pharmaceutical company."

Dr. George Van Lear, President of aaiResearch, stated, "The increase in the intellectual property position of the Company in 2000 has contributed to a high level of interest by major pharmaceutical companies in partnering with aaiPharma for life cycle management of their core products. Consequently, we have expanded our R&D program to address the franchise management opportunities of many of the top 25 pharmaceutical products in the world, three of which have already been licensed. aaiPharma's reputation and relationships within major pharmaceutical companies have facilitated an expanded partnership opportunity to maximize the value of mature pharmaceutical products. We have the unique capability to bring new vitality to the marketing of mature products and to apply science to improve the convenience and, potentially, the efficacy of those products."

Progress on Development Projects

In 2000, aaiPharma made significant progress in moving its R&D pipeline toward commercialization. In addition to receiving approval on several generic products, and closing down future generic development projects, aaiPharma continued its partnership with AstraZeneca in the proton pump inhibitor technology field and entered into a new partnership with Aventis to apply osmotic delivery system technology to one of Aventis' leading products.

The aaiPharma R&D program also includes active projects to develop drug products for use in Immunosuppression, Lupus, Rheumatoid Arthritis, and Cardiovascular therapies. The Company advanced its ProSorb-D pain management project by completing a Phase II acute pain clinical study. The study indicated that the proprietary technology facilitated significant improvement in the time to pain relief and the duration of pain relief. The


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Company is in discussions with several potential marketing partners for this product. Results from an additional Phase II study in Migraine are expected in the first quarter of 2001 and preparations to initiate Phase III studies are in progress.

In conclusion, aaiPharma continues to build long term value by progressing toward its vision of becoming a substantial specialty pharmaceutical company. The Company's unique pharmaceutical business leverages 21 years of development experience into significant scientific and commercial improvements in various medicines. As 2001 progresses, confirmation of the strategy and value of the intellectual properties will become apparent. "I have high expectations for the next few weeks and months, and look forward to 2001 with great enthusiasm as we continue developing chemistry into medicine," concluded Sancilio.

Dr. Sancilio and Mr. Ginna are hosting a conference call for analysts and investors beginning at 10:00 am Monday, February 5th to further review financial results and discuss both vision and strategy.

About aaiPharma

In December 2000, Applied Analytical Industries Inc. became aaiPharma to acknowledge the organization's growth as a specialty pharmaceutical and product life cycle management company with comprehensive drug development capabilities in the United States, Europe and Asia. Since 1979, aaiPharma has partnered with pharmaceutical companies on both a fee-for-service and royalty and milestone payment basis, providing the expertise and knowledge to create innovative, quality health care products. For more information about aaiPharma, visit the Company's website at www.aaiintl.com .

Forward-Looking Statements

Information in this press release contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements pertaining to future product applications of the licensed technology, the publication and issuance of valuable and enforceable patents, and anticipated future revenues and commercial success of aaiPharma. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to aaiPharma's ability to successfully apply its new technologies to new products; to obtain, enforce and license valid and commercially valuable patents; to obtain additional profitable contracts with respect to major pharmaceutical products; and on the commercial success of the contemplated products. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma's recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on March 30, 2000, its Quarterly Report on Form 10-Q filed with the SEC on November 13, 2000, including the exhibits thereof, its Form 8-Ks and its other periodic filings.


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                                 AAIPHARMA INC.
                      Consolidated Statements of Operations
                    (In thousands, except per share amounts)
                                   (unaudited)

                                                                    Three Months Ended             Twelve Months Ended
                                                                       December 31,                    December 31,
                                                               ----------------------------    ----------------------------
                                                                   2000           1999             2000           1999
                                                               -------------  -------------    -------------  -------------
Research revenues:
   Non-clinical                                                    $ 13,529       $ 13,875         $ 55,285       $ 50,294
   Clinical                                                           7,504          7,063           29,244         29,008
                                                               -------------  -------------    -------------  -------------
                                                                     21,033         20,938           84,529         79,302
Product sales                                                         3,770          7,266            9,820         12,808
Product development (royalties & fees)                                2,311          3,450            9,896         10,065
                                                               -------------  -------------    -------------  -------------
   Total revenues                                                    27,114         31,654          104,245        102,175
                                                               -------------  -------------    -------------  -------------

Operating costs and expenses:
   Direct costs                                                      13,631         16,620           50,955         56,139
   Selling, general and administrative                               10,040         11,358           39,035         37,346
   Research and development                                           4,111          2,337           12,221         11,072
   Transaction, integration, and restructuring costs                      -              -                -          6,400
                                                               -------------  -------------    -------------  -------------
                                                                     27,782         30,315          102,211        110,957
                                                               -------------  -------------    -------------  -------------

    Income (loss) from operations                                      (668)         1,339            2,034         (8,782)

Other income (expense):
   Interest expense                                                    (535)          (548)          (2,134)        (1,256)
   Other, net                                                          (126)          (107)             218           (153)
                                                               -------------  -------------    -------------  -------------
                                                                       (661)          (655)          (1,916)        (1,409)
                                                               -------------  -------------    -------------  -------------

Income (loss) before income taxes and
   cumulative effect of accounting change                            (1,329)           684              118        (10,191)
Provision for (benefit from) income taxes                                 -            403             (441)        (2,278)
                                                               -------------  -------------    -------------  -------------

Income (loss) before cumulative effect of accounting change          (1,329)           281              559         (7,913)

Cumulative effect of a change in accounting
   principle, net of a tax benefit of $495                                -              -             (961)             -
                                                               -------------  -------------    -------------  -------------

Net income (loss)                                                  $ (1,329)         $ 281           $ (402)      $ (7,913)
                                                               =============  =============    =============  =============

Basic earnings (loss) per share
   Income (loss) before cumulative effect                           $ (0.08)        $ 0.02           $ 0.03        $ (0.46)
   Cumulative effect of accounting change                                 -              -            (0.05)             -
                                                               -------------  -------------    -------------  -------------
Net income (loss)                                                   $ (0.08)        $ 0.02          $ (0.02)       $ (0.46)
                                                               =============  =============    =============  =============
Weighted average shares outstanding                                  17,631         17,206           17,488         17,204
                                                               =============  =============    =============  =============

Diluted earnings (loss) per share
   Income (loss) before cumulative effect                           $ (0.08)        $ 0.02           $ 0.03        $ (0.46)
   Cumulative effect of accounting change                                 -              -            (0.05)             -
                                                               -------------  -------------    -------------  -------------
Net income (loss)                                                   $ (0.08)        $ 0.02          $ (0.02)       $ (0.46)
                                                               =============  =============    =============  =============
Weighted average shares outstanding                                  17,631         17,713           17,771         17,204
                                                               =============  =============    =============  =============

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                                 AAIPHARMA INC.
                           Consolidated Balance Sheets
                                 (In thousands)
                                   (unaudited)

                                                                 December 31,      December 31,
                                                                    2000               1999
                                                               ----------------   ----------------

ASSETS

Current assets:
  Cash and cash equivalents                                            $ 1,225            $ 1,988
  Accounts receivable                                                   29,447             35,161
  Work-in-progress                                                      11,459             12,689
  Prepaid and other current assets                                      12,746             11,426
                                                               ----------------   ----------------
          Total current assets                                          54,877             61,264
Property and equipment, net                                             42,161             45,026
Goodwill and other intangibles, net                                     11,266             13,040
Other assets                                                             3,847              4,228
                                                               ----------------   ----------------

          Total assets                                               $ 112,151          $ 123,558
                                                               ================   ================

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt
     and short-term debt                                              $ 16,884           $ 28,362
  Accounts payable                                                       8,850              6,969
  Customer advances                                                     11,920              9,146
  Accrued wages and benefits                                             2,710              4,090
  Other accrued liabilities                                              3,955              6,190
                                                               ----------------   ----------------
          Total current liabilities                                     44,319             54,757
Long-term debt, less current portion                                       509                962
Other long-term liabilities                                              1,602              1,281
Stockholders' equity:
  Common stock                                                              18                 17
  Paid-in capital                                                       70,361             69,732
  Accumulated deficit                                                   (2,662)            (2,260)
  Accumulated other comprehensive losses                                (1,974)              (906)
  Stock subscriptions receivable                                           (22)               (25)
                                                               ----------------   ----------------
          Total stockholders' equity                                    65,721             66,558
                                                               ----------------   ----------------

          Total liabilities and stockholders' equity                 $ 112,151          $ 123,558
                                                               ================   ================

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                                 AAIPHARMA INC.
                 Condensed Consolidated Statements of Cash Flows
                                 (In thousands)
                                   (unaudited)

                                                                                             Years ended December 31,
                                                                                         ----------------------------------
                                                                                              2000              1999
                                                                                         ----------------  ----------------

Net cash provided (used) by operating activities                                                  14,704           (12,744)
Net cash used by investing activities                                                             (3,945)          (13,640)
Net cash (used) provided by financing activities                                                 (11,500)           16,200
                                                                                         ----------------  ----------------

Net decrease in cash and cash equivalents                                                           (741)          (10,184)
Effect of exchange rate changes on cash                                                              (22)             (127)
Cash and cash equivalents, beginning of period                                                     1,988            12,299
                                                                                         ----------------  ----------------

Cash and cash equivalents, end of period                                                         $ 1,225           $ 1,988
                                                                                         ================  ================